Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 24, 2017, in this Registration Statement (Form S-4) and related Prospectus of IPALCO Enterprises, Inc. and subsidiaries for the registration of $405,000,000 of its 3.70% Senior Secured Notes.

/s/ Ernst & Young LLP
Indianapolis, Indiana
November 13, 2017